Exhibit 99.1

Company Contact:

Dunnan D. Edell

Chief Executive Officer

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. REPORTS SECOND QUARTER RESULTS WITH 14.2% INCREASE OVER PRIOR YEAR’S QUARTER AND DIVIDEND FOR THIRD QUARTER

East Rutherford, NJ, July 16, 2012: CCA Industries, Inc. (NYSE Amex: “CAW”) announced today its results for the second quarter ended May 31, 2012.

The Company reported total revenues for the second quarter ended May 31, 2012 of $14,710,472, an increase of 14.2%, as compared to total revenues for the second quarter ended May 31, 2011 of $12,885,313. Net income for the second quarter of fiscal 2012 was $302,100 as compared to the net loss of $(247,268) for the same period in fiscal 2011. Basic and fully diluted earnings per share for the quarter were $0.04 as compared to a loss of $(0.04) for the same quarter last year. Total revenues for the six months ended May 31, 2012 were $28,398,720, an increase of 11.6%, as compared to $25,456,419 for the same period in fiscal 2011. Net income for the first six months of fiscal 2012 was $389,634 as compared to $95,837 for the same period in fiscal 2011. Basic and fully diluted earnings per share for the six months ended May 31, 2012 were $0.06 as compared to $0.01for the same period in fiscal 2011.

The Company also announced that the Board of Directors has declared a dividend of $0.07 per share for the third quarter of fiscal 2012, payable to all shareholders of record as of August 3, 2012, and to be paid on September 4, 2012. This will be the Company’s thirty-third consecutive dividend.

“We are pleased to be reporting higher total revenues and net income for the first six months of fiscal 2012,” said Dunnan D. Edell, President and Chief Executive Officer. “CCA’s financial position remains sound with no bank debt and the company presently has little international distribution in Europe, thus no financial exposure in that troubled marketplace,” continued Dunnan D. Edell.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus White” toothpastes and teeth whiteners, “Mega-T” diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners, Lobe Wonder Earlobe Patches, Eyeboutique Shadow Shields and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

SECOND QUARTER

NEWS RELEASE

Three Months Ended	May 31, 2012	May 31, 2011
Revenues	$14,710,472	$12,885,313
Net Income (Loss)	$302,100	$(247,268)
Per Share Earnings (Loss)
Basic	$0.04	$(0.04)
Diluted	$0.04	$(0.04)
Weighted Average
Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442

Six Months Ended	May 31, 2012	May 31, 2011
Revenues	$28,398,720	$25,456,419
Net Income	$389,634	$95,837
Per Share Earnings
Basic	$0.06	$0.01
Diluted	$0.06	$0.01
Weighted Average
Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442